SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C.  20549

                                     FORM 8-K

                                  CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of the
                          Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) December 15, 1993
                                                    ---------------------------


                   PINNACLE WEST CAPITAL CORPORATION
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              (exact name of registrant as specified in its charter)


       Arizona                 1-8962                86-051243
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   (State or other         (Commission             (IRS Employer
   jurisdiction of         File Number)           Identification
   incorporation)                                     Number)


   400 E. Van Buren St., P. O. Box 52132, Phoenix, AZ  85072-2132
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       (Address of principal executive offices)       (Zip Code)


   Registrant's phone number, including area code (602) 379-2500
                                                 ------------------------------



                                       NONE
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           (Former name or former address, if changed since last report)





             The following information relates primarily to Pinnacle West Capital Corporation (the "Company") and its principal subsidiary, Arizona Public Service Company ("APS").



   ITEM 5.  Other Events

      Palo Verde Nuclear Generating Station

      On December 26, 1993 Unit 3 of the Palo Verde Nuclear Generating Station ("Palo Verde") returned to service at 85% power following a mid-cycle outage during which APS inspected Unit 3's steam generators. See Note 9 of Notes to Consolidated Financial Statements in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 (the "September 10-Q"). APS has informed the Nuclear Regulatory Commission (the "NRC") that the inspection did not reveal the type of tube degradation (axial cracking in upper bundle) experienced in Unit 2's steam generators; however, the inspection did reveal another more common type of tube degradation (circumferential cracking at tubesheet) in the unit's steam generators which has occurred in similarly-designed steam generators at other plants. The next regular refueling outage for Unit 3 is scheduled to begin in March 1994, at which time APS plans to inspect and chemically clean that unit's steam generators.

      On January 8, 1994 APS removed Unit 2 from service to inspect and chemically clean its two steam generators during a mid-cycle outage. The initial inspection and the cleaning have been completed, and one of the steam generators is currently being reinspected. To date the inspection has revealed additional tube degradation of the type (axial cracking in upper bundle) previously found in that unit's steam generators. The inspection has also revealed the common type of tube degradation (circumferential cracking at tubesheet) which has occurred in similarly-designed steam generators at other plants. Based on these findings, APS has expanded the scope of the inspection of the Unit 2 steam generators and the planned duration of the outage until mid to late March. However, because APS' analysis of Unit 2's steam generators is ongoing, APS cannot predict with certainty the timing of the restart of Unit 2. APS is currently evaluating the need for an additional mid-cycle outage for Unit 2 during 1994.

      Unit 1 continues to operate at 85% power since it returned to service in late November 1993 after its refueling outage. See Note 9 of Notes to Consolidated Financial Statements in the September 10-Q for more information.

      APS has performed, and is continuing, certain corrective actions including, among other things, chemical cleaning, operating the units at reduced temperatures, and, for some period, operating the units at 85% power. As a result of these corrective actions, all three units should be returned to 100% power by mid 1995, and one or more of the units could be returned to 100% power during the course of 1994. So long as the three units are involved in mid-cycle outages and are operated at 85% power, APS estimates that it will incur additional fuel and purchased power costs averaging approximately $2 million per month (before income taxes).

      As previously disclosed, by letter dated July 7, 1993, the NRC advised APS that, as a result of a Recommended Decision and Order by a Department of Labor Administrative Law Judge (the "DOL ALJ") finding that APS discriminated against a former contract employee at Palo Verde because he engaged in "protected activities" (as defined under federal regulations), the NRC intended to schedule an enforcement conference with APS. See "Palo Verde Nuclear Generating Station" in Part II, Item 5 of the September 10-Q, and in Part II, Item 5 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993.

      Following the DOL ALJ's finding, APS investigated various elements of both the substantive allegations and the manner in which the U. S. Department of Labor (the "DOL") proceedings were conducted. As a result of that investigation, APS determined that one of its employees had falsely testified during the proceedings, that there were inconsistencies in the testimony of another employee, and that certain documents were requested in, but not provided during, discovery. The two employees in question are no longer with APS. APS provided the results of its investigation to the DOL ALJ, who referred matters relating to the conduct of the two former employees of APS to the U.S. Attorney's office in Phoenix, Arizona. On December 15, 1993, APS and the former contract employee who had raised the DOL claim entered into a settlement agreement, a part of which remains subject to approval by the Secretary of Labor.

      By letter dated August 10, 1993 APS also provided the results of its investigation to the NRC, and advised the NRC that, as a result of APS' investigation, APS had changed its position opposing the finding of discrimination. The NRC is investigating this matter and APS is fully cooperating with the NRC in this regard.




                                     SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.





                                              PINNACLE WEST CAPITAL CORPORATION
                                                        (Registrant)



                                              By:   /s/ Henry Sargent
                                                   ----------------------------
                                                   Henry Sargent
                                                   Executive Vice President and
                                                   Chief Financial Officer
                                                   (Principal Financial Officer
                                                   and Officer Duly Authorized
                                                   to sign this Report)


   Dated:  February 22, 1994